Exhibit 99.4

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of Bird Rides, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Bird Rides, Inc. (the Company) as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit and cash flows for the years then ended, and the related notes (collectively referred to as “the consolidated financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2020.

Los Angeles, California

May 12, 2021

Bird Rides, Inc.

Consolidated Balance Sheets

December 31, 2020 and 2019

(In thousands, except number of shares amounts)

	December 31,
	2020	2019
Assets
Current assets
Cash and cash equivalents	$43,158	$109,160
Restricted cash and cash equivalents	9,609	9,180
Accounts receivable, net	2,857	2,458
Inventory	5,256	4,355
Prepaid expenses & other current assets	8,254	15,041

Total current assets	69,134	140,194
Property and equipment, net	4,152	11,536
Vehicle deposits	13,290	21,526
Vehicles, net	81,105	91,145
Goodwill	131,255	1,296
Other assets	4,944	3,082

Total assets	$303,880	268,779

Liabilities, Redeemable Convertible Preferred Stock, and Stockholders’ Deficit
Current liabilities
Accounts payable	$12,212	$25,878
Accrued expenses	20,004	12,236
Deferred revenue	42,900	36,015
Notes payable — current	29,280	25,122
Other current liabilities	5,078	6,465

Total current liabilities	109,474	105,716
Notes payable — non current	—	21,342
Other liabilities	10,172	11,750

Total liabilities	119,646	138,808
Commitments and contingencies
Redeemable Convertible Preferred Stock
Redeemable convertible preferred stock, $0.000001 par value, 173,212,667 and 142,148,158 shares authorized, 153,738,961 and 135,023,946 shares issued and outstanding, respectively as of December 31, 2020 and 2019	1,044,282	802,571
Stockholders’ Deficit
Founders convertible preferred stock, $0.000001 par value, 7,493,443 shares authorized, 4,540,177 shares issued and outstanding as of December 31, 2020 and 2019	—	—
Common stock, $0.000001 par value, 275,000,000 and 229,000,000 shares authorized, 54,913,358 and 45,238,688 shares issued and outstanding, respectively as of December 31, 2020 and 2019	—	—
Additional paid-in capital	92,654	85,547
Accumulated other comprehensive income (loss)	13,005	(670)
Accumulated deficit	(965,707)	(757,477)

Total stockholders’ deficit	(860,048)	(672,600)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$303,880	$268,779

Bird Rides, Inc.

Consolidated Statement of Operations

December 31, 2020 and 2019

(In thousands, except number of shares amounts)

	Year Ended December 31,
	2020	2019
Revenues:
Sharing	$79,941	140,448
Product sales	14,660	10,076

Total Revenues	94,601	150,524
Cost of sharing, exclusive of depreciation	71,628	153,646
Cost of product sales	22,716	20,319
Depreciation on revenue earning vehicles	23,791	112,234

Gross margin	(23,534)	(135,675)
Other operating expenses:
General & administrative	152,910	192,063
Selling & marketing	18,404	16,656
Research & development	34,376	40,836
Tariff reimbursement	(24,986)	—

Total operating expenses	180,704	249,555

Loss from operations	(204,238)	(385,230)
Interest income	282	1,837
Interest expense	(6,844)	(6,792)
Other income, net	2,634	2,979

Loss before income taxes	(208,166)	(387,206)
Provision for income taxes	64	276

Net loss	$(208,230)	$(387,482)

Net loss per share attributable to common stockholders, basic and diluted	$(4.11)	$(9.86)
Weighted-average shares used to compute net loss per share attributable to common stockholders, basic and diluted	50,609,556	39,290,062

Bird Rides, Inc.

Consolidated Statement of Comprehensive Loss

December 31, 2020 and 2019

(In thousands)

	Year Ended December 31,
	2020	2019
Net loss	$(208,230)	$(387,482)
Other comprehensive income (loss), net of tax:
Change in currency translation adjustment	13,675	(583)

Other comprehensive income (loss)	13,675	(583)

Total comprehensive loss	$(194,555)	$(388,065)

Bird Rides, Inc.

Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit

December 31, 2020 and 2019

(In thousands, except number of share amounts)

	Redeemable Convertible Preferred Stock		Common Stock		Founders Preferred Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Common Shares	Amount (par)	Shares	Amount (par)
Balance at January 1, 2019	112,844,442	522,357	36,033,921	—	4,540,177	—	53,590	(87)	(369,995)	(316,492)

Net income									(387,482)	(387,482)
Issuance of Common stock to Board of Directors			7,604,447	—			—			—
Common Stock issued through exercise of stock options and expiration of repurchase provision for early exercises			1,600,320	—			1,219			1,219
Stock-based Compensation							30,738			30,738
Issuance of Series C-1 Redeemable Convertible Preferred Stock, net of issuance costs	5,156,517	60,510					—			—
Issuance of Series D Redeemable Convertible Preferred Stock, net of issuance costs	16,382,726	211,433					—			—
Issuance of Series D-1 Redeemable Convertible Preferred Stock for acquisition of Scoot	640,261	8,271					—			—
Foreign currency translation adjustment								(583)		(583)

Balance at December 31, 2019	135,023,946	802,571	45,238,688	—	4,540,177	—	85,547	(670)	(757,477)	(672,600)

Net income									(208,230)	(208,230)
Issuance of Common stock to Board of Directors			5,215,866	—			—			—
Common Stock issued through exercise of stock options and expiration of repurchase provision for early exercises			4,458,804	—			933			933
Stock-based Compensation							6,174			6,174
Issuance of Series D Redeemable Convertible Preferred Stock, net of issuance costs	4,006,516	51,711					—			—
Issuance of Series D and D-2 Redeemable Convertible Preferred Stock for acquisition of CIRC	14,708,500	190,000					—			—
Foreign currency translation adjustment								13,675		13,675

Balance at December 31, 2020	153,738,962	$1,044,282	54,913,358	$—	4,540,177	—	$92,654	$13,005	$(965,707)	$(860,048)

Bird Rides, Inc.

Consolidated Statements of Cash Flows

December 31, 2020 and 2019

(In thousands)

	Year Ended December 31,
	2020	2019
Cash flows from operating activities
Net loss	$(208,230)	$(387,482)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation & amortization	32,495	116,953
Non cash vehicle expenses	11,998	18,082
Share-based compensation	6,174	30,738
Debt discount accretion	2,635	1,296
Loss on extinguishment of debt	—	1,514
Loss on disposal of property and equipment	3,407	—
Other	(300)	(614)
Changes in assets and liabilities, net of impact of business acquisitions and disposals:
Accounts receivable	(199)	(2,418)
Inventory	(901)	(4,361)
Prepaid expenses and other current assets	7,095	(6,580)
Other assets	(162)	145
Accounts payable	(15,096)	(15,514)
Deferred revenue	6,203	30,341
Accrued expenses & other current liabilities	6,454	2,994
Other liabilities	(1,724)	5,529

Net cash used in operating activities	(150,151)	(209,377)
Cash flows from investing activities
Purchases of property and equipment	(500)	(7,179)
Purchases of vehicles	(11,862)	(101,381)
Net cash acquired (used) in acquisitions	68,664	(171)

Net cash provided by (used in) investing activities	56,302	(108,731)
Cash flows from financing activities
Proceeds from issuance of debt, net of issuance costs	—	69,787
Proceeds from issuance of redeemable convertible preferred stock, net of issuance costs	51,711	271,943
Proceeds from issuance of common stock	933	1,219
Payment for settlement of warrants	(2,002)	(3,000)
Payment for settlement of debt	(18,776)	(21,337)

Net cash provided by financing activities	31,866	318,612
Effect of exchange rate changes on cash	(3,590)	(1,049)

Net decrease in cash, cash equivalents, and restricted cash	(65,573)	(545)
Cash and cash equivalents, and restricted cash and cash equivalents
Beginning of period	119,340	119,885

End of period	$53,767	$119,340

Components of cash, cash equivalents, and restricted cash
Cash and cash equivalents	43,158	109,160
Restricted cash	10,609	10,180

Total cash, cash equivalents, and restricted cash	$53,767	$119,340

Non-cash activities:
Fair value of net assets acquired in acquisition through the issuance of Series D and D-2 redeemable convertible preferred stock	$190,000	$—
Conversion of convertible debt to Series D-1 redeemable convertible preferred stock in connection with Scoot acquisition	$—	$8,271
Supplemental disclosures of cash flow information
Cash paid for:
Interest paid	$4,278	$3,271
Income taxes paid	$214	$916

Bird Rides, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Business

Bird Rides, Inc. (“Bird,” “the Company,” “our,” and “we”) was incorporated in Delaware in April 2017, and is headquartered in Santa Monica, California. Bird is a micromobility company engaged in delivering electric transportation solutions for short distances. The Company partners with cities to bring lightweight, electric vehicles to residents and visitors in an effort to replace car trips by providing an alternative sustainable transportation option.

Note 2 — Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Bird Rides, Inc. and its wholly-owned subsidiaries and have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements, the reported amounts of revenues and expenses during the reporting period, and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements. On an ongoing basis, management evaluates estimates which are subject to significant judgment including those related to useful lives associated with vehicles, impairment of other long-lived assets, impairment of goodwill, and loss contingencies. Actual results could differ from those estimates.

Liquidity

The Company expects that it will have enough cash to support the Company’s operations and cash flow requirements through at least the next 12 months following the issuance date of these financial statements.

Cash and Cash Equivalents

Cash and cash equivalents include highly liquid investments with a maturity of ninety days or less at the time of purchase. Cash equivalents consist primarily of money market securities and all cash and money market investments are deposited with institutions management believes are of high credit quality. Cash equivalents are stated at fair value.

Restricted Cash and Cash Equivalents

Restricted cash and cash equivalents are pledged as security for letters of credit or other collateral amounts established by the Company for certain insurance policies and other various contractual arrangements. As of December 31, 2020 and December 31, 2019, the Company issued irrevocable standby letters of credit of $5.3 million and $8.2 million, respectively. Restricted cash and cash equivalents are classified as current or non current based on the contractual or estimated term of the remaining restriction. Current restricted cash balances as of December 31, 2020 and December 31, 2019 were $9.6 million and $9.2 million, respectively. Non current restricted cash balances as of the periods ended December 31, 2020 and December 31, 2019 were $1.0 million.

Bird Rides, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Accounts Receivable

Accounts receivable represents uncollected balances due from retail and platform customers. Amounts are written off against accounts receivable after all means of collection have been exhausted and the potential for recovery is considered remote.

Inventory, net

Inventory consists of vehicles and parts available for sale, valued at the lower of cost based on an average cost method or net realizable value. This valuation requires the Company to make judgments, based on currently available information. The average cost of inventory consists of the price paid for aforementioned vehicles and spare parts plus any freight, or customs duties incurred. Inventory is comprised entirely of finished goods.

Vehicle Deposits

Vehicle deposits consist of prepayments on vehicles and spare parts to which the Company does not yet have title.

Vehicles, net

Vehicles consist of vehicles that are used within the Company’s ridesharing business. The capitalized cost of vehicles includes freight from manufacturers and any customs or duties incurred. The vehicles balance is comprised of those vehicles that are in transit from the contract manufacturer to Bird, held by Bird but not yet deployed in market, and those that are deployed in market and available for use in our sharing service. Within our sharing service, Bird maintains ownership of all vehicles. We recognize depreciation related to our sharing service vehicles using a usage-based depreciation methodology based on the number of rides taken by customers. The estimated total number of lifetime rides of our vehicles are based on factors including historical ride information and any anticipated changes to future vehicle utilization. Spare parts are expensed as a cost of revenue when used by the Company for vehicle maintenance and repairs.

The Company updates its estimated useful life assumption based on changes in activity of the vehicles and accelerates depreciation on vehicles that have been determined to be no longer active.

Income Taxes

The Company accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s consolidated financial statements. In estimating future tax consequences, generally all expected future events other than enactments or changes in the tax law or rates are considered.

The Company accounts for uncertainty in tax positions recognized in the consolidated financial statements by recognizing a tax benefit from an uncertain tax position when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. Income tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized.

Valuation allowances are established when necessary to reduce deferred tax assets to the amounts that are more-likely-than-not expected to be realized based on the weighting of positive and negative evidence. Future

Bird Rides, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

realization of deferred tax assets ultimately depends on the existence of sufficient taxable income within the carryback or carryforward periods available under the applicable tax law. The Company regularly reviews the deferred tax assets for recoverability based on historical taxable income, projected future taxable income, the expected timing of the reversals of existing temporary differences, and tax planning strategies. The Company’s judgment regarding future profitability may change due to many factors, including future market conditions and the ability to successfully execute the business plans and/or tax planning strategies. Should there be a change in the ability to recover deferred tax assets, the Company’s income tax provision would increase or decrease in the period in which the assessment is changed.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits in the provision for income taxes in the consolidated statements of operations.

Property and Equipment, net

Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the related assets, which range from two to five years as shown in the table below. Useful lives used to depreciate our property and equipment are assessed periodically and adjusted when warranted. Additions, replacements, and improvements that extend the asset’s useful life are capitalized. Maintenance and repairs that do not enhance or extend the asset’s useful life are charged to expense as incurred.

Property and Equipment	Useful Life (Years)
Computer Hardware, Software, and Equipment	2 – 5
Furniture & Fixtures	3
Leasehold Improvements	Lesser of useful life or lease term

Evaluation of Long-Lived Assets for Impairment

The Company evaluates its held-and-used long-lived assets for indicators of possible impairment when events or changes in circumstances indicate the carrying amount of an asset or asset group (collectively, the “asset group”) may not be recoverable. The Company measures the recoverability of the asset group by comparing the carrying amount of such asset groups to the future undiscounted cash flows it expects the asset group to generate. If the Company considers the asset group to be impaired, the impairment to be recognized equals the amount by which the carrying value of the asset group exceeds its fair value. The Company has not recorded any impairment loss of its long-lived assets during the years ended December 31, 2020 and December 31, 2019.

Leases

The Company leases its facilities under operating leases. The Company’s leases generally contain escalating payments over the lease term (including rent holiday periods). Rent expense is recognized on a straight-line basis over the term of the lease. Accordingly, the Company records the difference between cash rent payments and the recognition of rent expenses as a deferred rent liability within other liabilities and other current liabilities in the consolidated balance sheets. The Company also has landlord-funded leasehold improvements that are recorded as tenant allowances, which are amortized as a reduction of rent expense over the noncancelable terms of the operating leases.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of net assets acquired in a business combination and is allocated to reporting units expected to benefit from the business combination. The Company

Bird Rides, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

tests goodwill for impairment at least annually, in the fourth quarter, or whenever events or changes in circumstances indicate that goodwill might be impaired. In testing for goodwill impairment, the Company first assesses qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. The qualitative factors include, but are not limited to, macroeconomic conditions, industry and market considerations, and the overall financial performance of the Company. If, after assessing the totality of events or circumstances, the Company determines it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then additional impairment testing is not required. However, if the Company concludes otherwise, the Company proceeds to the quantitative assessment.

The quantitative assessment compares the estimated fair value of a reporting unit to its book value, including goodwill. If the fair value exceeds book value, goodwill is considered not to be impaired and no additional steps are necessary. However, if the book value of a reporting unit exceeds its fair value, an impairment loss will be recognized in an amount equal to that excess, limited to the total amount of goodwill allocated to that reporting unit.

As of December 31, 2020 and 2019, the Company had a goodwill balance of $131.3 million and $1.3 million, respectively, on the consolidated balance sheets. The Company performed a qualitative assessment for goodwill impairment in the fourth quarter of the fiscal years ended December 31, 2020 and December 31, 2019. No goodwill impairment was recognized for those years then ended.

Intangible Assets, net

As of December 31, 2020 and 2019, the Company’s intangible assets, net of amortization, totaled $3.3 million and $1.3 million, respectively, within other assets on the consolidated balance sheets. Intangible assets are carried at cost and amortized on a straight-line basis over their estimated useful lives, which range from 16 to 66 months. The Company reviews definite-lived intangible assets for impairment under the long-lived asset model described in the Evaluation of Long-Lived Assets for Impairment section.

Fair Value Measurements

Generally accepted accounting principles define fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal market or, if none exists, the most advantageous market, for the specific asset or liability at the measurement date (referred to as the “exit price”). Fair value is a market-based measurement that is determined based upon assumptions that market participants would use in pricing an asset or liability, including consideration of nonperformance risk.

The Company discloses and recognizes the fair value of its assets and liabilities using a hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. This hierarchy indicates the extent to which inputs used in measuring fair value are observable in the market.

Level 1: Inputs that reflect quoted prices for identical assets or liabilities in active markets that are observable.

Level 2: Inputs other than quoted prices included in Level 1 that are observable either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Bird Rides, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Level 3: Inputs that are unobservable to the extent that observable inputs are not available for the asset or liability at the measurement date and include management’s judgment about assumptions market participants would use in pricing the asset or liability.

Assets Measured at Fair Value on a Recurring Basis

The carrying amounts of the Company’s financial instruments, including cash equivalents, restricted cash, accounts receivable, accounts payable, warrants, accrued expenses and other current liabilities, approximate their respective fair values due to their short-term nature. The Company’s assets and liabilities listed above are based on level 1 inputs.

Assets Measured at Fair Value on a Non-Recurring Basis

The Company’s non-financial assets, such as goodwill, intangible assets, and property and equipment are adjusted to fair value when an impairment charge is recognized. Such fair value measurements are based predominantly on Level 3 inputs.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, restricted cash and cash equivalents, and accounts receivable. Cash, cash equivalents and restricted cash consist primarily of cash deposits and money market securities, and all cash and money market investments are deposited with institutions management believes are of high credit quality. The Company has not experienced any material losses related to these concentrations during the periods presented. No customers accounted for 10% or more of revenue for the years ended December 31, 2019 and 2020.

Revenue Recognition

For the years ended December 31, 2020, and 2019, the Company recognized revenue from rides taken by individual users of the Bird Rides mobile application (“App”) as part of Sharing, which the Company accounts for pursuant to ASC 840, Leases. Additionally, the Company recognized revenue from Product sales, primarily comprised of vehicles sales, pursuant to ASC 606, Revenue from Contracts with Customers. Sales taxes, including value added taxes, are excluded from reported revenue.

-Sharing

The Company’s technology platform enables users to participate in the Company’s vehicle Sharing program. To use a vehicle, the user contracts with the Company via acceptance of the Bird User Agreement and pays for the ride from its preloaded wallet balance, or on a per-ride basis. The user must use the App to access the shared vehicles and must end the ride on the App to conclude the trip. The Company is responsible for providing access to the vehicles over the user’s desired period of use. In-market operations for Sharing service are either managed In-House or with the support of a network of local logistics providers known as Fleet Managers. The Company accounts for these revenues as operating lease revenue pursuant to ASC 840, Leases, and records revenue upon completion of each ride. The Company treats credits, coupons and rider incentives as a reduction of the revenue for the ride to which it relates in the period the credit was used.

-Product Sales

In the Product sales revenue stream, the Company sells vehicles directly to customers and distributors. Revenue is generally recognized, net of taxes, upon shipment, as that is when title transfers to the customer and the

Bird Rides, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

performance obligation is considered satisfied with payment due upon shipment. The Company has a 30-day return policy for which a customer can return a vehicle for a full refund. There is no history of material returns. The Company also guarantees the Product sales with a 1-year limited warranty.

-Disaggregation of Revenue

The Company disaggregates revenue into the Sharing and Product sales categories disclosed on the consolidated statement of operations. Disaggregating revenue into these categories achieves the disclosure objectives to depict how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors. Further disaggregation is presented in the segment footnote for revenues generated from Europe, Middle East and Africa (“EMEA”), North America, and Other.

Contract Assets

The Company had no contract assets as of and for the years ended December 31, 2020 and 2019.

Deferred Revenue

Deferred revenue primarily consists of wallet payments made by customers. In connection with Sharing revenues, Bird requires a wallet balance to be maintained in most countries to ensure cash collection for rides. An immaterial portion of deferred revenue also consists of deposits made by Product sales customers for the purchase of vehicles and parts that have not yet been delivered.

Practical Expedients and Exemptions

The Company elected to use the practical expedient that allows the Company to expense the costs incurred to obtain a contract when the amortization period is one year or less.

Tariff Reimbursement

The US government imposed Section 301 tariffs (the “Tariffs”) on certain goods imported from China to the United States, including Bird Vehicles. Accordingly, the Company paid the required 25% Tariffs for the import of vehicles into the United States. The costs associated with the Tariffs were capitalized as part of the associated costs of the Vehicles when the Vehicles were purchased during fiscal 2018 and 2019. The costs were then depreciated and included in the consolidated statement of operations consistent with our Vehicle depreciation policy, with most of the expense being recognized in fiscal years 2018 and 2019.    In the first quarter of 2020, after filing protests and post summary corrections a ruling determination from the US Custom and Border Protection Agency (the “Agency”) determined our vehicles were exempted from the 301 Tariffs both retroactively and into the future and therefore recognized a $25 million benefit to the consolidated statement of operations in the first quarter of fiscal 2020.

Stock-based Compensation

The Company recognizes all equity classified stock-based grants to employees and nonemployees based on the grant date fair value of the award. This grant date fair value is recognized as compensation cost over the period during which the employee or nonemployee is required to provide service in exchange for the award. The fair value of the common stock on grant date has been determined by the Board, assisted by an independent appraisal, at each stock option measurement date. The Company’s policy is to issue new shares, which have been previously authorized by the Board, upon the exercise of awards.

Bird Rides, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company issues service-based awards, vesting over a total of 4 years generally pursuant to two different vesting schedules. Under one vesting schedule, the first vest is generally a one-year cliff vest, followed by monthly vesting for the final three years. Under the second vesting schedule, the award vests on a monthly basis over the four-year vest term.

The fair value of stock options that vest solely based on a service condition is determined by the Black-Scholes-Merton Option (“BSM”) pricing model on the date of the grant. This valuation model for stock-based compensation expense requires the Company to make assumptions and judgement about the variables used in the BSM model, including the deemed fair value of common stock, expected term, expected volatility, risk free interest rate, and dividend yield. As the Company does not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior, the Company determines the expected term based on the average period the stock options are expected to remain outstanding. For stock options, expected term is calculated as the midpoint of the stock options vesting term and contractual expiration period.

The fair value of the Common Stock underlying the stock option awards was determined by the board of directors. Given the absence of a public trading market, the board of directors considered numerous objective and subjective factors to determine the fair value of our Common Stock at each meeting at which awards were approved. These factors included, but were not limited to;

•	The results of contemporaneous unrelated third-party valuations of the Company’s common stock

•	The prices of the recent redeemable convertible preferred stock sales by the Company to investors

•	The rights, preferences, and privileges of preferred stock relative to those of common stock

•	Market multiples of comparable public companies in the industry as indicated by their market capitalization and guideline merger and acquisition transactions

•	The Company’s performance and market position relative to competitors, which may change from time to time

•	The Company’s historical financial results and estimated trends and prospects for the Company’s future performance

•	The economic and competitive environment

•	The financial condition, results of operations, and capital resources

•	The industry outlook

•	The valuation of comparable companies

•	The likelihood and timeline of achieving a liquidity event, such as an initial public offering or sale of the Company, given prevailing market conditions

Forfeiture

The Company accounts for forfeitures as they occur. In the case of awards being forfeited because of a failure to satisfy a service condition, previously recognized compensation cost is reversed in the period of the forfeiture.

Foreign Currency Translations and Transactions

The reporting currency of the Company is the U.S. dollar. The functional currency of our foreign operations generally is the applicable local currency for each foreign subsidiary. Assets and liabilities of foreign subsidiaries

Bird Rides, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

are translated into U.S. Dollars at the exchange rate on the balance sheet date. Revenues and expenses of foreign subsidiaries are translated at the average exchange rate during the period. Translation gains or losses are included as a component of accumulated other comprehensive loss in the accompanying consolidated statements of stockholders’ deficit.

Net Loss Per Share Attributable to Common Stockholders

Basic net loss per share is based on the weighted-average effect of all common shares issued and outstanding and is calculated by dividing net loss attributable to common stockholders by the weighted-average shares outstanding during the period. Diluted net loss per share is calculated by dividing net loss by the weighted-average number of common shares used in the basic loss per share calculation plus the number of common shares that would be issued assuming exercise or conversion of all potentially dilutive instruments. We exclude equity instruments from the calculation of diluted loss per share if the effect of including such instruments is anti-dilutive. Since we are in a net loss position for all periods presented, basic net loss per share is the same as diluted net loss per share for all periods as the inclusion of all potentially dilutive securities outstanding would have been anti-dilutive.

Redeemable Convertible Preferred Shares and Founders Convertible Preferred Shares are considered participating securities, they do not participate in losses of the Company therefore the two-class method would yield the same results as the basic EPS calculation.

Recent Adopted Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09” or “ASC 606”) and issued additional ASUs issued to clarify the guidance in ASU 2014-09, which amends the existing accounting standards for revenue recognition. The Company adopted ASC 606 on January 1, 2019 using a full retrospective approach applied to all contracts. The core principle of ASC 606 is that an entity should recognize revenue from customers for the transfer of goods or services equal to the amount that it expects to be entitled to receive for those goods or services. ASC 606 also provides guidance for when an entity should recognize revenue gross as a principal or net as an agent and how an entity should identify performance obligations. The adoption of ASC 606 did not have a material effect on the Company’s consolidated financial statements.

In July 2017, the FASB issued ASU No. 2017-11, Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815). The amendments in this update relate to liability or equity classification of financial instruments (or embedded features), and the recognition, measurement, and earnings per share of certain freestanding equity-classified financial instruments that include down round features. The amendments require companies to disregard the down round feature when assessing whether the instrument is indexed to its own stock, for purposes of determining liability or equity classification. Further, companies that provide earnings per share (“EPS”) data will adjust the basic EPS calculation for the effect of the feature when triggered and will also recognize the effect of the trigger within equity. This update is effective for annual periods beginning January 1, 2020, and interim periods beginning January 1, 2021. The Company adopted this ASU on January 1, 2020 and the adoption did not have a material impact on the Company’s consolidated financial statements.

In June 2018, the FASB issued ASU No. 2018-07, Compensation — Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07” or “ASC 718”), which amends the existing accounting standards for stock-based compensation such that companies will no longer be

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

required to value non-employee awards differently from employee awards. Additionally, companies will value all equity classified awards at their grant-date under ASC 718 and forgo revaluing the award after the grant date. The ASU is effective for annual periods beginning January 1, 2020 and interim periods beginning January 1, 2021. On January 1, 2019, the Company early adopted the ASU, which did not have a material impact on the Company’s consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-13, Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement, to improve the effectiveness of the disclosure requirements for fair value measurements. The ASU makes amendments regarding changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty. The ASU is effective for fiscal years and interim periods beginning January 1, 2020. The Company adopted this ASU on January 1, 2020, which did not have a material impact on the Company’s consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-05, Intangibles — Goodwill and Other — Internal-Use Software. The ASU aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract (i.e. a cloud computing arrangement) with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (ASC 350-40). Costs incurred during the application development stage will be capitalized and costs incurred during the preliminary project and post implementation stages will be expensed. The capitalized implementation costs will be expensed over the term of the hosting arrangement and will be subject to the impairment guidance in ASC 350-40. The ASU is effective January 1, 2021, with early adoption permitted. The Company early adopted this ASU on January 1, 2020, which did not have a material impact on the Company’s consolidated financial statements.

Recently Issued Accounting Pronouncements Not Yet Adopted

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which introduces a lessee model that brings most leases on the balance sheet and aligns many of the underlying principles of the new lessor model with those in the new revenue recognition standard. The FASB also subsequently issued guidance amending and clarifying various aspects of the new leases guidance. The new leasing standard represents a wholesale change to lease accounting for lessees and requires additional disclosures regarding leasing arrangements. This update is effective for annual periods beginning January 1, 2022, and interim periods beginning January 1, 2023, with early adoption permitted. The Company is in the process of evaluating its impact.

Note 3 — Property and Equipment, net

The Company’s property and equipment, net consists of the following (in thousands):

	December 31,
	2020	2019
Computer Hardware, Software and Equipment	$5,009	$6,612
Leasehold Improvements	1,354	6,347
Furnitures & Fixtures	2,389	2,307
Less: Accumulated Depreciation	(4,600)	(3,730)

Total property and equipment, net	$4,152	$11,536

Depreciation expense relating to property and equipment was $4.6 million and $3.1 million for the years ended December 31, 2020 and 2019, respectively. During the year ended December 31, 2020, the Company recognized $3.4 million in losses related to the disposal of property and equipment.

Bird Rides, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 —Vehicles, net

The Company’s vehicles, net consists of the following (in thousands):

	December 31,
	2020	2019
Released Vehicles	$69,944	$65,603
Unreleased Vehicles	24,676	30,066
Spare Parts	15,000	21,516
Less: Accumulated depreciation	(28,515)	(26,040)

Total vehicles, net	$81,105	$91,145

Depreciation expense relating to vehicles was $23.8 million and $112.2 million for the years ended December 31, 2020 and December 31, 2019, respectively.

Note 5 — Acquisitions

On January 27, 2020, the Company acquired all of the issued and outstanding capital stock of LMTS Holding SCA (“CIRC”), a micromobility company based in Berlin with operations throughout Europe and the Middle East. The purpose of the acquisition is to further establish the Company’s presence in the EMEA region. The results of CIRC’s operations for the year ended December 31, 2020, including revenues and expenses, is included in the Statement of Operations for the Company from the date of the transaction. The acquisition was accounted for as a business combination under ASC 805, Business Combinations. The Company acquired CIRC for $190.0 million of Series D and Series D-2 Redeemable Convertible Preferred Stock. Assets acquired included $68.7 million of cash and $5.5 million of intangible assets. Goodwill is attributable to the assembled workforce and the expected synergies from the acquisition. The purchase price, which was prepared with the assistance of a valuation specialist, was allocated to the assets acquired and the liabilities assumed based on estimated fair values as of the acquisition date as follows (in thousands):

Fair Value
Assets acquired:
Current assets	$68,667
Vehicles	140
Intangible assets:
Customer relationships	1,621
Government relationships	3,838
Net liabilities assumed	(975)

Total assets acquired, net	$73,291

Total purchase price	$190,000

Goodwill	$116,709

The Company incurred certain expenses related directly and indirectly related to the CIRC acquisition of $3.5 million which was recognized in the consolidated statement of operations for the year ended December 31, 2020.

Bird Rides, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On July 11, 2019, the Company purchased substantially all of the assets of Scoot Networks, Inc. (“Scoot”), a micromobility company based in San Francisco. The acquisition was accounted for as a business combination under ASC 805, Business Combinations. The purchase price for Scoot was $8.6 million, which was paid for via $0.5 million in cash consideration and the issuance of a $8.3 million convertible note, with a $0.2 million debt discount recognized at the consummation of the acquisition. Goodwill of $1.3 million was not tax deductible. During the year ended December 31, 2019, the Company converted the convertible notes from the acquisition into 640,261 shares of Series D-1 Redeemable Convertible Preferred Stock. Pro forma results were not material for all periods presented.

Note 6 — Goodwill

The changes in the carrying amount of goodwill by segment during the years ended December 31, 2020 and 2019 were as follows (in thousands):

	North America	Europe, Middle East, and Africa	Other
Balance as of January 1, 2019	$—	$—	$—
Acquisitions	1,296	—	—

Balance as of December 31, 2019	$1,296	$—	$—

Acquisitions	—	116,709	—
Foreign currency translation adjustment	—	13,250	—

Balance as of December 31, 2020	$1,296	$129,959	$—

Note 7 — Income Taxes

The U.S. and foreign components of loss before provision for income taxes for the years ended December 31, 2020 and December 31, 2019 are as follows (in thousands):

	For the year ended December 31,
	2020	2019
U.S.	$(105,235)	$(314,663)
Foreign	(102,931)	(72,543)

Loss before income taxes	$(208,166)	$(387,206)

Bird Rides, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The components of the provision for income taxes for the years ended December 31, 2020 and December 31, 2019 are as follows (in thousands):

	For the year ended December 31,
	2020	2019
Current
Federal	$—	$—
State	38	41
Foreign	26	235

Total current tax expense	$64	$276

Deferred
Federal	$—	$—
State	—	—
Foreign	—	—
Total deferred tax expense	$—	$—

Total provision for income taxes	$64	$276

The following is a reconciliation of the statutory federal income tax rate to the Company’s effective tax rate for the years ended December 31, 2020 and December 31, 2019:

	For the year ended December 31,
	2020	2019
Federal statutory income tax rate	21%	21%
Stock-based compensation	-0.37%	-0.23%
Valuation allowance	-22.93%	-21.56%
Foreign Rate Differential	1.92%	0.75%
Cumulative Translation Adjustment	1.04%	0.00%
Other	-0.69%	-0.03%

Effective income tax rate	-0.03%	-0.07%

The effective tax rate is different than the U.S. statutory federal tax rate primarily due to a full valuation allowance on the Company’s U.S. deferred tax assets and foreign deferred tax assets.

Bird Rides, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Deferred income taxes for the years ended December 31, 2020 and December 31, 2019 consist of the following (in thousands):

	For the year ended December 31,
	2020	2019
Deferred tax assets
Net operating losses	$240,128	$169,731
Other	8,986	4,372

Total deferred tax assets	$249,114	$174,103

Deferred tax liabilities
Fixed assets	$(2,903)	$(4,915)
Other	(578)	(295)

Total deferred tax liabilities	$(3,481)	$(5,210)
Less: Valuation allowance	(245,633)	(168,893)

Net deferred tax assets	$—	$—

As of December 31, 2020, the Company has a full valuation allowance against its U.S. deferred tax assets foreign deferred tax assets. The Company analyzed all sources of available income and determined they do not have sufficient evidence to support the realizability of its deferred tax assets. The Company does not believe it is more likely than not to realize the benefits of the deferred assets. As of December 31, 2020, the Company has a valuation allowance of $163.6 million against its U.S. deferred tax assets and a valuation allowance of $82.0 million against its foreign deferred tax assets. The Company will continue to assess the realizability of its deferred tax assets in future reporting periods and reduce the valuation allowance at such time as management believes it is more likely than not that the deferred tax assets will be realized.

As of December 31, 2020, the Company has U.S. federal net operating loss carryforwards of $1.9 million which expire if unused in 2037 and approximately $657.5 million with an indefinite carryforward period. As of December 31, 2020, the Company has U.S. state net operating loss carryforwards of approximately $465.0 million which begin to expire in 2037. As of December 31, 2020, the Company has foreign net operating loss carryforwards of approximately $301.3 million in various jurisdictions with various expirations.

As of December 31, 2020, the Company has U.S. federal research tax credit carryforwards of approximately $3.1 million which, if not utilized, begin to expire in 2037. As of December 31, 2020, the Company has California research tax credit carryforwards of approximately $5.1 million, which do not expire.

Utilization of the net operating loss and research and development carryforwards are subject to an annual limitation due to ownership change limitations provided by Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), as well as similar state and foreign provisions. The annual limitation may result in the expiration of the net operating loss before utilization. At this time, the Company does not expect the limitation to result in a reduction in the total amount realizable.

The Company and its subsidiaries file tax returns in the United States (federal and state) and various foreign jurisdictions. All tax periods for all jurisdictions since the Company’s inception in 2017 are currently subject to income tax examination.

Bird Rides, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table reflects changes in gross unrecognized tax benefits for the years ended December 31, 2020 and December 31, 2019 (in thousands):

	For the year ended December 31,
	2020	2019
Unrecognized tax benefits at beginning of year	$10,743	$759
Gross Increases — current year positions	3,250	9,984

Unrecognized tax benefits at end of year	$13,993	$10,743

As of December 31, 2020, none of our unrecognized tax benefits, if recognized, would impact the effective tax rate.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits within the provision for income taxes in the consolidated statements of operations. The amount of interest and penalties accrued as of December 31, 2020 and December 31, 2019 was zero.

The Company does not expect any material changes to its unrecognized tax benefits within the next 12 months.

As of December 31, 2020, the open tax years for the Company’s major tax jurisdictions are as follows:

Jurisdiction	Tax Years
U.S. Federal	2018-2020
U.S. State	2018-2020
Netherlands	2018-2020

Note 8 — Accrued Expenses

The components of accrued expenses were as follows (in thousands):

	For the year ended December 31,
	2020	2019
Accrued legal and regulatory expenses	$6,585	$2,676
Accrued cloud computing services	2,407	1,995
Accrued other	11,012	7,565

Total accrued expenses	$20,004	$12,236

Note 9 — Debt & Warrants

Triplepoint Venture Growth BDC Corp. Debt and Warrants

On April 17, 2019, the Company entered into a credit agreement with Triplepoint Venture Growth BDC Corp. (“TCP”) to allow the Company to request up to $10.0 million in three parts up to an aggregate of $30.0 million in loans outstanding. Concurrently with the consummation of the agreement, the Company borrowed $10.0 million as a Part 1 Loan. On June 12, 2019, the Company repaid the full principal, accrued interest, and early payoff fees and expenses associated with the Part 1 Loan through a payment of $11.0 million. The Company also waived the right to seek any additional advances and terminated the loan agreement in full.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In conjunction with the issuance of the Part 1 Loan, the Company issued Warrants to TCP for 0.1 million shares of the Company’s Series C-1 Redeemable Convertible Preferred Stock exercisable upon any change of control, any equity financing, the maturity or repayment in full of all amounts due to the lenders, or any Initial Public Offering. The TCP Warrants are liability-classified instruments and its fair value is $0.5 million as of December 31, 2020.

Silicon Valley Bank Debt

On April 17, 2019, the Company entered into a credit agreement with Silicon Valley Bank for a growth capital advance of $10.0 million. Per the agreement, the loan was interest-only for the first 6-month period with 30 equal monthly payments of principal and interest thereafter. On June 12, 2019, the Company repaid the full principal, accrued interest, and any early payoff fees and expenses associated with the Loan.

Deutsche Bank AG Debt and Warrants

On June 13, 2019, the Company entered into a credit agreement with Deutsche Bank AG (the “Lender” or “DB”) and Lucid Agency Services Limited as Administrative Agent to allow the Company to draw up to $45.0 million of Initial Term Loans. In addition, pursuant to a July 9, 2019 amendment that added Sequoia IDF Asset Holdings S.A. (“Sequoia”) as an incremental loan lender, the Company could draw up to $5.0 million of Incremental Term Loans (collectively, with the Initial Term Loans, the “Term Loans”). The Company drew down $45.0 million of Initial Term Loans and $5.0 million of Incremental Term Loans on June 13, 2019 and July 15, 2019, respectively, for a total of $50.0 million in Term Loans. The Term Loans bear interest at the London Interbank Offered Rate (“LIBOR”) plus a margin of 9.50% and is paid by the Company on a monthly basis. The maturity date of the Term Loans is December 13, 2021, and all borrowings thereunder will be due and payable then, unless the commitments are terminated earlier, or if an event of default occurs (or automatically in the case of certain bankruptcy-related events of default).

The credit agreement includes certain customary representations, warranties, affirmative and negative financial and nonfinancial covenants, event of default, and indemnification provisions. The primary negative covenant is the minimum liquidity, which requires the Company to maintain an unrestricted cash and cash equivalents balance of at least $30.0 million. The primary positive covenant is a requirement to provide deliverables to the Agent, including monthly reports within 30 days after the end of each fiscal month and audited annual financial statements at a specified time. Consistent with the terms outlined in the agreement, the Company made contractual principal payments totaling $18.8 million during the year ended December 31, 2020.

In conjunction with the Term Loans, the Company issued Warrants to the Lender (“DB Warrants”) for 0.2 million shares of the Company’s Series C-1 Redeemable Convertible Preferred Stock exercisable upon any change of control, any equity financing, the maturity or repayment in full of all amounts due to the lenders, or any Initial Public Offering. The DB Warrants are liability-classified instruments because they can be sold back to the Company for cash at a value of $20.70 per share. The fair value of the warrants at inception was $5.0 million and was classified in Other Liabilities. The $5.0 million was treated as a debt discount against the $50.0 million of Term Loans and is accreted into Interest Expense on the consolidated statements of operations.

The Lender notified the Company of its intention to sell the DB Warrants back to the Company, and the Company settled $3.0 million of the DB Warrants on September 20, 2019 and settled the remaining $2.0 million on April 28, 2020.

We are in compliance with the terms of the credit agreement. The Company signed amendments to the credit agreement, the most recent of which was dated October 19, 2020. The amendments allow the Company to

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

potentially avoid future amortization payments by satisfying performance tests related to city level profitability metrics in such future periods. The Company issued additional warrants (”2020 DB Warrants”) for shares of the Company’s Series D Redeemable Convertible Preferred Stock. The fair value of the additional warrants at inception were $0.6 million and were classified in Other Liabilities.

Interest expense on debt for the year ended December 31, 2020 is $6.8 million. As of December 31, 2020, the only debt outstanding is the amended DB debt.

Note 10 — Common and Preferred Stock

Common Stock

As of December 31, 2020 and 2019, the Company has authority to issue 275.0 million and 229.0 million shares of common stock with a par value of $0.000001 per share, respectively. Holders of common stock are entitled to dividends when and if declared by the Board of Directors, subject to the rights of the holders of all classes of Redeemable Convertible Preferred Stock outstanding having priority rights, and subject to the rights of the holders of all classes of Founders Convertible Preferred Stock outstanding having equal rights, to dividends. No dividends have been declared by the Board of Directors from inception through December 31, 2020. As of December 31, 2020 and 2019, there were 54.9 million and 45.2 million shares of common stock issued and outstanding, respectively. Restricted stock awards that have not vested are excluded from the shares of common stock issued and outstanding.

Founders Convertible Preferred Stock

As of December 31, 2020 and 2019, the Company has authority to issue 7.5 million shares of Founders Convertible Preferred Stock with a par value of $0.000001 per share. As of December 31, 2020 and 2019, there were 4.5 million shares of Founders Convertible Preferred Stock issued and outstanding.

Each holder of Founders Convertible Preferred Stock is entitled to the number of votes equal to the number of shares of common stock into which the shares held by such holder are convertible. Common stock, into which all series of preferred stock may be converted, are entitled to one vote for each share.

Holders of Founders Convertible Preferred Stock are entitled to dividends when and if declared by the Board of Directors, subject to the rights of the holders of all classes of preferred stock outstanding having priority rights, and subject to the rights of the holders of all classes of common stock outstanding having equal rights, to dividends. Such dividends are payable when and if declared by the Board of Directors and are noncumulative.

Each share of Founders Convertible Preferred Stock is convertible at the option of the holder into shares of common stock according to a conversion ratio, which is subject to adjustment for certain anti-dilutive share adjustments. The number of shares of common stock into which a share of Founders Convertible Preferred Stock may be converted is determined by dividing $1 by the then-applicable conversion price, which is initially $1. The Founders Convertible Preferred Stock automatically converts into common stock at the then-applicable conversion price in the event of an underwritten public offering of shares of common stock with aggregate proceeds of no less than $30.0 million, net of underwriting discounts and commissions (“Qualified IPO”). The Founders Convertible Preferred Stock may also be converted upon the vote of a majority of the holders of the Founders Convertible Preferred Stock. As of December 31, 2020, each share of Founders Convertible Preferred Stock was convertible into one share of common stock.

In addition, if a share of Founders Convertible Preferred Stock is purchased by an investor in connection with the Company signing a purchase agreement to sell and issue subsequent preferred stock of the Company for equity

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

financing purposes in exchange for cash, conversion or cancellation of indebtedness, or a combination of cash, conversion, or cancellation of debt (“Equity Financing”), then the Founders Convertible Preferred Stock will also convert at the conversion ratio into shares of the series of preferred stock that Company sold to investors in relation to the Equity Financing. The total number of shares of preferred shares into which the Founders Convertible Preferred Stock may be converted is determined by dividing one by the number of shares of common stock into which a share of preferred stock issued in relation to the Equity Financing is convertible. There were no conversions during the periods presented

The Company concluded that the Founders Convertible Preferred Stock including the embedded contingent conversion feature is in the scope of ASC 718.

The Founders Convertible Preferred Stock is not redeemable at the election of the holder. The Founders Convertible Preferred Stock does not have a mandatory redemption date.

Under the terms of the restated articles of incorporation, in the event of a liquidation, and after any distribution to holders of Series Seed, Series A, Series B, Series C, Series C-1, Series D, Series D-1, Series D-2, and Series D-3 Redeemable Convertible Preferred Stock, any remaining assets available for distribution will be distributed to holders of the common stock and Founders Convertible Preferred Stock in a pro rata method.

Redeemable Convertible Preferred Stock

As of December 31, 2020, the Company has issued Series Seed , Series A , Series B , Series C , Series C-1 , Series D , Series D-1, and Series D-2 Redeemable Convertible Preferred Stock (collectively, “Redeemable Convertible Preferred Stock”).

Bird Rides, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table is a summary of each class of preferred stock as of December 31, 2020 (in thousands, except number of shares and per share amounts):

Series	Shares Authorized	Shares Issued and Outstanding	Liquidation Preference Per Share	Aggregate Liquidation Preference	Annual Dividend Per Share	Initial Conversion Price Per Share	Carrying Value of Preferred Stock
Seed redeemable convertible preferred stock	9,787,845	9,787,845	$0.4087	$4,000	$0.0327	$0.4087	$4,000
A redeemable convertible preferred stock	19,738,093	19,738,093	0.7335	14,477	0.0587	0.7335	14,477
B redeemable convertible preferred stock	31,466,331	31,466,331	3.1780	100,000	0.2542	3.1780	100,000
C redeemable convertible preferred stock	30,108,491	30,108,491	6.3489	191,156	0.3809	6.3489	148,556
C-1 redeemable convertible preferred stock	27,082,253	26,900,200	11.7455	315,956	0.7047	11.7455	315,956
D redeemable convertible preferred stock	44,000,000	33,866,620	12.9177	437,479	0.7751	12.9177	437,479
D-1 redeemable convertible preferred stock	741,196	640,261	12.9177	8,271	0.7751	12.9177	8,271
D-2 redeemable convertible preferred stock	9,359,501	1,231,120	12.9177	15,903	0.7751	12.9177	15,903
D-3 redeemable convertible preferred stock	928,957	—	12.9177	—	0.7751	12.9177	—

Total Redeemable Convertible Preferred Shares	173,212,667	153,738,961		$1,087,242			$1,044,642

Bird Rides, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2019, the Company has issued Series Seed , Series A , Series B , Series C , Series C-1, Series D, and Series D-1 Redeemable Convertible Preferred Stock. The following table is a summary of each class of preferred stock as of December 31, 2019 (in thousands, except number of share and per share amounts):

Series	Shares Authorized	Shares Issued and Outstanding	Liquidation Preference Per Share	Aggregate Liquidation Preference	Annual Dividend Per Share	Initial Conversion Price Per Share	Carrying Value of preferred stock
Seed convertible preferred stock	9,787,845	9,787,845	$0.4087	$4,000	$0.0327	$0.4087	$4,000
A convertible preferred stock	19,738,093	19,738,093	0.7335	14,477	0.0587	0.7335	14,477
B convertible preferred stock	31,466,331	31,466,331	3.1780	100,000	0.2542	3.1780	100,000
C convertible preferred stock	30,108,491	30,108,491	6.3489	191,156	0.3809	6.3489	148,556
C-1 convertible preferred stock	27,082,253	26,900,199	11.7455	315,956	0.7047	11.7455	315,956
D convertible preferred stock	23,223,949	16,382,726	12.9177	211,627	0.7751	12.9177	211,627
D-1 convertible preferred stock	741,196	640,261	12.9177	8,271	0.7751	12.9177	8,271

Total Preferred Shares	142,148,158	135,023,946		$845,487			$802,887

With exception to holders of Series D-1 Redeemable Convertible Preferred Stock which have no voting rights, each holder of preferred stock is entitled to the number of votes equal to the number of shares of common stock into which the shares held by such holder are convertible. Common stock, into which all series of preferred stock may be converted, are entitled to one vote for each share.

Holders of each Series Seed, Series A, Series B, Series C, and Series D Redeemable Convertible Preferred Stock may elect a holder of its related Series Redeemable Convertible Preferred Stock to the Company’s Board of Directors, as long as the shares of the related Series of Redeemable Convertible Preferred Stock remains outstanding. The Company must obtain approval from a majority of the holders of the then outstanding shares of preferred stock in order to liquidate, dissolve, or wind-up the Company, effect any merger, consolidation or other liquidation transaction, amend, alter, or repeal the charter or bylaws of the Company, create or authorize any additional class or series of stock or increase the authorized shares of preferred stock unless the rights, preferences or privileges of such stock are junior to those of the existing preferred stock, reclassify, alter or amend any existing security if doing so would render such security senior to the preferred stock, purchase or redeem or pay a dividend or distribution on shares of capital stock, create or authorize the issuance of any debt security if aggregate indebtedness for borrowed money following such issuance exceeds $5.0 million, create or take action that results in holding any subsidiary other than a wholly owned subsidiary, or increase or decrease the authorized size of the Board of Directors.

The holders of Redeemable Convertible Preferred Stock are entitled to receive dividends at the rate stated in the table above. Such dividends are payable when and if declared by the Board of Directors and are noncumulative. The holders of Redeemable Convertible Preferred Stock shall be entitled to receive dividends prior and in preference to any payment of any dividend on Founders Convertible Preferred Stock and common stock. No dividends have been declared by the Board of Directors from inception through December 31, 2020.

Bird Rides, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Each share of Redeemable Convertible Preferred Stock is convertible at the option of the holder according to a conversion ratio, which is subject to adjustment for certain anti-dilutive share adjustments. The number of shares of common stock into which a share of preferred stock may be converted is determined by dividing the original issuance price by the then-applicable conversion price, which is determined based on adjustments to the initial conversion price, as shown in the table above. The preferred stock automatically converts into common stock at the then-applicable conversion price in the event of a Qualified IPO. The preferred stock may also be converted upon the vote of a majority of the holders of the preferred stock. As of December 31, 2020, each share of Series Seed, A, B, C, C-1, D, D-1, and D-2 Redeemable Convertible Preferred Stock was convertible into one share of common stock. As of December 31, 2019, each share of Series Seed, A, B, C, C-1, D, and D-1 Redeemable Convertible Preferred Stock was convertible into one share of common stock.

The preferred stock is not redeemable at the election of the holder. However, the rights and preferences of the preferred stock provide for a deemed liquidation of the shares in the event of a change of control resulting from the sale or transfer of the Company’s securities, the merger of the Company, or upon the sale of more than a majority of the voting power of the Company, upon which a cash settlement shall be made to the preferred stockholders. Since redemption is outside of the control of the Company, the Redeemable Convertible Preferred Stock is presented in mezzanine equity. As the Redeemable Convertible Preferred Stock is currently redeemable, it is recorded at its maximum redemption amount at December 31, 2020. Changes in redemption value are recognized immediately as they occur. The preferred stock does not have a mandatory redemption date.

Under the terms of the restated articles of incorporation, in the event of a liquidation, and prior to any distribution to holders of Common Stock or Founders Convertible Preferred Stock, holders of Series Seed, Series A, Series B, Series C, Series C-1, Series D, Series D-1, and Series D-2 Redeemable Convertible Preferred Stock are entitled to receive an amount per share equal to the liquidation preference.

Note 11 — Stock-based Compensation

The Company maintains the 2017 Equity Incentive Plan (“the Plan”), approved on May 10, 2017 and subsequently amended (most recently on November 5, 2019), which provides for the issuance of 46.1 million shares of incentive and nonqualified stock options to employees of the Company as of December 31, 2020. The Company’s stock options are considered equity classified awards.

Awards granted under the Plan are service-based awards, vesting over a total of four years pursuant to two different vesting schedules. Under one vesting schedule, the first vest is generally a one-year cliff vest, followed by monthly vesting for the final three years. Under the second vesting schedule, the award vests on a monthly basis over the four-year vest term. The Plan allows for the early exercise of stock options if approved by the Board of Directors. Shares purchased pursuant to the early exercise of stock options are subject to repurchase until those shares vest. As a result, cash received in exchange for unvested shares exercised is recorded within current liabilities on the consolidated balance sheets and are reclassified to common stock and additional paid–in capital as the shares vest.

Shares issued in an early exercise of an option are not considered outstanding because the grantee is not entitled to the rewards of share ownership. Those shares are not shown as outstanding on the balance sheet and are excluded from basic EPS until the shares are no longer subject to a repurchase feature.

Bird Rides, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A summary of stock option activity for the years ended December 31, 2020 and December 31, 2019 is as follows (in number of shares, per share amounts, and years):

	Options Outstanding Number of Shares	Weighted-Average Exercise Price Per Share	Aggregate intrinsic value (in thousands)	Weighted-Average Remaining Contractual Life (in years)
As of January 1, 2019	10,686,041	$2.82	24,853	7.42

Granted	11,187,900	3.31
Exercised	(596,870)	(1.34)
Forfeited and Canceled	(3,557,844)	(2.83)
Expired	(104,085)	(3.08)

As of December 31, 2019	17,615,142	$2.64	12,800	8.07

Granted	12,724,256	0.18
Exercised	(5,516,282)	(0.16)
Forfeited and Canceled	(5,348,090)	(0.52)
Expired	(233,482)	(0.61)

As of December 31, 2020	19,241,544	$0.18	40,909	9.21

Vested and expected to vest as of December 31, 2020	19,241,544	0.18	40,909	9.21

Exercisable as of December 31, 2020	8,887,906	$0.16	18,925	8.99

Of the options included as exercised in the table above, 2.9 million and 0.3 million relate to early exercises during the years ended December 31, 2020 and December 31, 2019, respectively.

The Company granted approximately 4.8 million and 7.2 million fully vested shares of the Company’s Common Stock in the years ended December 31, 2020 and 2019, respectively, as compensation to the board members for services provided to the Company and recorded approximately $0.7 million and $24.1 million, in general and administrative expense in the years then ended.

Bird Rides, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During the years ended December 31, 2020 and December 31, 2019 the Company issued restricted stock awards to directors of the board. Of the awards issued, 4.8 million and 7.2 million restricted stock awards, respectively, all of which were not subject to vesting requirements. The other restricted stock awards outstanding were subject to vesting, generally monthly over 48 months, and a summary of the activity for the years ended December 31, 2020 and December 31, 2019 is as follows (in thousands, except for per share amounts):

	Number of Shares	Aggregate intrinsic value (in thousands)	Weighted Average Grant Date Fair Value
Nonvested at January 1, 2019	1,242,999	$6,165	$0.19
Granted	—		—
Vested	(438,705)		$0.19
Forfeited	—		—
Nonvested at December 31, 2019	804,294	$2,558	$0.19

Granted	—		—
Vested	(438,705)		$0.19
Forfeited	—		—

Unvested at December 31, 2020	365,589	$768	$0.19

Vested at December 31, 2020	1,433,847	$3,011	$0.19

The following table summarizes total stock-based compensation expense for the years ended December 31, 2020 and December 31, 2019 (in thousands):

	For the year ending December 31,
	2020	2019
Cost of revenue	$15	$20
Sales and marketing	895	778
Research and development	892	1,156
General and administrative	4,372	28,784

Total	$6,174	$30,738

Note 12 — Net Loss Per Share Attributable to Common Stockholders

Basic loss per share is computed by dividing net loss attributable to common stockholders by the weighted-average number of common shares outstanding during the period without consideration for common stock equivalents. Diluted net loss per share attributable to common stockholders is computed by dividing net income by the weighted-average number of common shares outstanding during the period and potentially dilutive common stock equivalents, including stock options, restricted stock units, warrants to purchase redeemable convertible preferred stock, redeemable convertible preferred stock, and Founders convertible preferred stock, except in cases where the effect of the common stock equivalent would be antidilutive. Potential common stock equivalents consist of common stock issuable upon exercise of stock options and vesting of restricted stock units using the treasury stock method. For periods of net loss, basic and diluted earnings per share are the same as the effect of the assumed exercise of warrants, stock options, and vesting of restricted stock units is anti-dilutive.

Since the Company was in a loss position for the years ended December 31, 2020 and 2019, basic net loss per share was the same as diluted net income per share for the periods presented. The following table presents the

Bird Rides, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

calculation of basic and diluted net loss per share attributable to common stockholders for the years ended December 31, 2020 and December 31, 2019 (in thousands, number of shares, and per share amounts):

	Years Ended December 31,
	2020	2019
Numerator:
Net loss attributable to common stockholders	$(208,230)	$(387,482)
Denominator:
Basic and diluted weighted-average shares outstanding	50,610	39,290
Loss per share:

Basic and diluted loss per share	$(4.11)	$(9.86)

The following potentially dilutive outstanding securities were excluded from the computation of diluted net loss per share because their effect would have been anti-dilutive for the periods presented:

	Years Ended December 31,
	2020	2019
Redeemable convertible preferred shares	153,739	135,024
Founders Preferred	4,540	4,540
Unvested Board RSAs	366	804
Stock Options	19,242	17,615
Early Exercises of Stock Options	2,866	316
Warrants to purchase redeemable convertible preferred stock	107	310

Total	180,860	158,609

Note 13 — Commitments and Contingencies

Operating Leases

As of December 31, 2020, the Company had operating lease agreements for its facilities in various locations throughout the U.S., as well as around the world, which expire at various dates through 2025. The terms of the lease agreements provide for fixed rental payments on a gradually increasing basis over the term of the lease. Lease terms for the Company’s operating leases are between one month and 7 years. For its primary operating leases, the Company can, after the initial lease term, renew its leases under right of first offer terms at fair value at the time of renewal. The Company’s primary operating leases also include termination options. The Company is not reasonably certain to exercise its renewal and termination options.

Future minimum lease payments under the Company’s operating lease agreements with initial or remaining noncancelable lease terms in excess of one year as of December 31, 2020 were as follows (in thousands):

Year Ending December 31,	Future Minimum Lease Payments
2021	$4,886
2022	4,298
2023	3,148
2024	1,348
2025	46
Thereafter	—

Total future lease payments	$13,726

Bird Rides, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The table above does not reflect the Company’s option to exercise early termination rights or the payment of related early termination fees. Lease incentives reduce lease payments in the table above in the period in which they are expected to be received.

Rent expense, primarily for leased office space under the operating lease commitments, was $12.4 million and $13.9 million for the years ended December 31, 2020 and December 31, 2019, respectively.

Purchase Commitments

The Company has commitments related to vehicles, software, hosting services, and other items in the ordinary course of business with varying expiration terms through 2024. These amounts are determined based on the non-cancelable quantities or termination amounts to which the Company is contractually obligated. As of December 31, 2020, the Company has future minimum payments for purchase commitments related to vehicles of $3.6 million. Vehicle purchase commitments generally have terms of 12 months or less.

The Company purchased $5.6 million and $0.4 million under these purchase commitments related to software and hosting services during the year ended December 31, 2020 and December 31, 2019, respectively. As of December 31, 2020, the Company has future minimum payments for purchase commitments related to software and hosting services as follows:

Year Ending December 31,	Future Minimum Payments
2021	$6,014
2022	6,238
2023	6,600
2024	7,260
2025	—

Total	$26,112

Debt Payments

The Company has commitments related to a credit agreement with Deutsche Bank AG (the “Lender” or “DB”) and Lucid Agency Services Limited as Administrative Agent. The Company has future minimum payments due by December 31, 2021 of $31.2 million on the debt principal.

Litigation and Indemnifications

The Company is occasionally involved in legal proceedings, claims, and regulatory, indirect tax examinations or government inquiries and investigations that may arise in the ordinary course of business. Certain of these matters include speculative claims for substantial or indeterminate amounts of damages. The Company records a liability when the Company believes that it is both probable that a loss has been incurred and the amount can be reasonably estimated. If the Company determines that a loss is reasonably possible and the loss or range of loss can be estimated, the Company discloses the possible loss in the consolidated financial statements.

The Company reviews the developments in contingencies that could affect the amount of the provisions that have been previously recorded. The Company adjusts provisions and changes to disclosures accordingly to reflect the impact of negotiations, settlements, rulings, advice of legal counsel, and updated information. Significant judgment is required to determine both the probability and the estimated amount of loss.

The Company is not a party to any outstanding material litigation and management is currently not aware of any legal proceedings that, individually or in the aggregate, are deemed to be material to the Company’s financial

Bird Rides, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

condition or results of operations. However, the outcome of litigation, indirect tax examinations and investigations are inherently uncertain. Therefore, if one or more of these matters were resolved against the Company for amounts in excess of management’s expectations, the Company’s results of operations and financial condition, including in a reporting period in which any such outcome becomes probable and estimable, could be materially adversely affected.

Note 14 — Related Party Transactions

The Company had no related party transactions for the years ended December 31, 2020 and 2019.

Note 15 — Segment Information

The Company determines its operating segments based on how the chief operating decision maker (CODM) manages the business, allocates resources, makes operating decisions and evaluates operating performance. The CODM does not evaluate operating segments using asset information and, accordingly, the Company does not report asset information by segment. The Company does not aggregate its operating segments into reportable segments. Accordingly, the Company has identified three reportable segments, which are organized based on the geographic areas in which it conducts business, as follows:

Segment	Description
North America (NA)	Includes Canada and the United States

Europe, Middle East & Africa (EMEA)	Includes all countries within the EU, UK, and countries within the Middle East

Other	Includes South America, China, Mexico, Australia, New Zealand

The Company’s segment operating performance measure is gross margin. Gross margin is defined as revenue less the following expenses: cost of revenue exclusive of depreciation and depreciation on revenue earning vehicles.

The following table provides information about the Company’s segments and a reconciliation of the total segment gross margin to loss from operations for the years ended December 31, 2020 and 2019 (in thousands):

	Year Ended December 31,
	2020				2019
	NA	EMEA	Other	Total Segments	NA	EMEA	Other	Total Segments
Revenues:
Sharing	$57,704	22,198	39	79,941	$108,260	31,229	959	140,448
Product sales	12,213	2,275	172	14,660	6,951	3,063	62	10,076

Total Revenues	69,917	24,473	211	94,601	115,211	34,292	1,021	150,524
Cost of sharing, exclusive of depreciation	(40,532)	(30,339)	(757)	(71,628)	(118,239)	(33,521)	(1,886)	(153,646)
Cost of product sales	(14,220)	(8,324)	(172)	(22,716)	(16,060)	(4,180)	(79)	(20,319)
Depreciation on revenue earning vehicles	(11,456)	(11,929)	(406)	(23,791)	(88,021)	(19,919)	(4,294)	(112,234)

Gross margin	$3,709	(26,119)	(1,124)	(23,534)	$(107,109)	(23,328)	(5,238)	(135,675)

Reconciling items:
Total expenses				$(184,632)				$(251,531)
Loss before income taxes				$(208,166)				$(387,206)

Bird Rides, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16 — Subsequent Events

The Company evaluated its financial statements for subsequent events through May 12, 2021, the date the financial statements were issued. The Company is aware of the following subsequent events as discussed below:

On January 26, 2021, all prior outstanding shares of Series Seed Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock, Series D Preferred Stock, Series D-1 Preferred Stock and Series D-2 Preferred Stock (the “Prior Preferred Stock”) were converted into common stock via a restated certificate of incorporation, which also authorized 191,560,656 shares of Preferred Stock of the Company and designated 37,500,000 shares as senior preferred stock (“Senior Preferred Stock”).

On the same date (and in continuing closings through April 20, 2021), the Company entered into a purchase agreement with certain investors (“Senior Preferred Stock Investors”) to allow such investors to purchase Senior Preferred Stock at $10.00 per share. In conjunction with the purchase, Senior Preferred Stock investors who purchased more than their assigned pro rata portion of existing investment in the Company (“Pro Rata Portion”) would be issued warrants (“Warrants”) exercisable for a number of Senior Preferred Stock purchased in excess of the Pro Rata Portion, scaling up from 0 to 100% on the delta between pro-rata and super pro-rata participation . To the extent those Senior Preferred Stock Investors purchased at least their Pro Rata Portion and also held Prior Preferred Stock, the Company entered into an exchange agreement (“Exchange Agreement”) that would allow such existing holders of Prior Preferred Stock to exchange the common shares received in conversion of Prior Preferred Stock back into an equal number of Preferred Stock in a mirroring class with the same rights (including liquidation preference) as the Preferred Stock such investors held prior to conversion (such exchange preferred stock, “Preferred Stock Prime”). Existing holders of Prior Preferred Stock who failed to purchase at least their Pro Rata Portion of Senior Preferred Stock did not exchange their shares for Preferred Stock Prime, and such former preferred shares remained converted to common. We believe the recapitalization of the Company would be considered a related party transaction.

On April 27, 2021, the Company’s wholly consolidated special purpose vehicle entity (“SPV”) entered into a credit facility with Apollo Investment Corporation and MidCap Financial Trust (each managed or advised by Apollo Capital Management, L.P. or its affiliates) (“Apollo”) to allow the Company to borrow up to $40.0 million term of loans at LIBOR + 900 bps, subject to a 1.00% LIBOR floor. The borrowings under the credit facility will be secured by vehicles contributed by the Company into the SPV . The revenues generated by the vehicles in the SPV will be used to repay the corresponding loan collateralized by such vehicles. Vehicles in the SPV may be transferred out of the SPV upon repayment of the loan.

On April 27, 2021, the Company repaid the outstanding principal balance on the Term Loans of $31.2 million, including accrued and unpaid interest. The Company recognized a loss of $2.3 million upon extinguishment due to the write-off of the debt discount.

On May 11, 2021, the Company entered into a Business Combination Agreement with Switchback II Corporation (“Switchback”), a Special Purpose Acquisition Company. The contemplated merger with Switchback would provide all holders of common and preferred stockholder to receive common stock of the continuing public company, which will be a wholly owned subsidiary of Bird Holdings. The proposed transaction is expected to be completed in the third quarter of 2021, subject to, among other things, the approval by Switchback’s shareholders, satisfaction of the conditions stated in the merger agreement and other customary closing conditions. There is no assurance that the transaction will be ultimately be completed.